Exhibit 99.1

GrowLife, Inc. Extends Rights Offering to Shareholders through November 20, 2018

KIRKLAND, Wash. – November 8, 2018 – GrowLife, Inc. (OTCQB: PHOT), one of the nation’s most recognized indoor cultivation product and service providers, today announced it has extended until Tuesday, November 20, 2018, its previously disclosed rights offering pursuant to which it plans to raise up to $6,000,000 through the distribution of subscription rights and exercise thereof (the “Offering”).

The Company has chosen to extend the offering period to give stockholders, particularly those holding shares in street name who may have only recently received applicable materials, additional time to participate in the Offering should they desire to do so and due to the original expiration date falling on a holiday.

“We are extending the expiration of the rights offering at the request of and to allow our large shareholder base to participate in this exciting offering,” said GrowLife, Inc. CEO Marco Hegyi.”

SUMMARY OF THE TERMS OF THE OFFERING

●	Each shareholder will receive one non-transferable right (the “Right”) for each share of common stock held on the record date (October 12, 2018).

●	Each Right will include one share of Common Stock and two one-half warrants at a subscription price of $0.012. The purchase price will be payable in cash to the company.

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The warrants included in each Right will be exercisable for one-half of the number of rights for one share of our Common Stock at an exercise price of $0.018 per share and one-half warrant exercisable for one share of our Common Stock at an exercise price of $0.024. For example: if you subscribe for 100 Units you will receive 100 common stock shares and 100 warrants divided into 50 warrants exercisable at $0.018 and 50 warrants exercisable at $0.024).

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Record date shareholders who fully exercise their Subscription Rights will be eligible for an over-subscription privilege entitling these shareholders to subscribe, subject to certain limitations and a pro-rata allotment, for any additional shares of common stock not purchased pursuant to the Subscription.

●	The Offering expires at 6:00 PM Eastern Time on Tuesday, November 20, 2018.

The complete S-1 Amendment No. 1, which is subject to final SEC approval, can be found here.

This press release is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.  No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

The Offering is made pursuant to the company’s effective shelf registration statement.

For more information on the Offering including form download and information on how to participate, visit Growlifeinc.com/investors/rights-offering. Additional inquiries regarding the Offering should be directed to the Company at 206-483-0059 or investors@growlifeinc.com

For more information about GrowLife, including the CEO’s most recent video statement, visit the company’s website. Products can be purchased at ShopGrowLife.com. in the US and GrowLifeHydro.ca/ in Canada.

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About GrowLife, Inc.

GrowLife, Inc. (PHOT) aims to become the nation’s largest cultivation service provider for cultivating organics, herbs and greens and plant-based medicines. Our mission is to help make our customers successful. Through a network of local representatives covering the United States and Canada, regional centers and its e-Commerce team, GrowLife provides essential goods and services including media, industry-leading hydroponics and soil, plant nutrients, and thousands more products to specialty grow operations. GrowLife is headquartered in Kirkland, Washington and was founded in 2012.

Public Relations Contact:

CMW Media
Cassandra Dowell, 858-264-6600
cassandra@cmwmedia.com
www.cmwmedia.com

Investor Relations Contact:

info@growlifinc.com
206-483-0059